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                                                                 EXHIBIT 10.9

                               PROMISSORY NOTE



Orange County, California                                        July 1, 1996

     FOR VALUE RECEIVED, Hospitality Marketing Consultants, LLC, hereby promises to pay to the order of Hospitality Marketing Consultants, or order, the sum of One Million Seven Hundred Sixty-two Thousand Two Hundred Seventy Dollars and ($1,762,270.00), in lawful money of the United States of America, together with interest thereon at the rate of eight percent (8%) per annum on the unpaid balance. Said sum shall be paid in the manner following: interest only shall be due and payable in arrears on the last day of each calendar month, commencing on January 1, 1997 for five (5) years, upon which date the entire unpaid principal balance hereunder, together with any accrued but unpaid interest thereon, shall be due and payable in full.

     This Note may be prepaid at any time, in whole or in part, without penalty. Upon default in payment of any interest hereon when due, the whole of the principal sum shall, at the option of the holder hereof, become due and payable, without demand or notice. In case payment hereof shall not be made at maturity, the undersigned further promises to pay all costs of collection and reasonable attorney's fees. This Note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of California.

                                       Hospitality Marketing Consultants


                                   By: /s/ MOKHTAR RAMADAN
                                       --------------------------------
                                       Mokhtar Ramadan, General Partner